Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
NAVTEQ Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-767000) of NAVTEQ Corporation of our reports dated February 28, 2006, with respect to the consolidated balance sheets of NAVTEQ Corporation and subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of NAVTEQ Corporation.

/s/ KPMG LLP

Chicago, Illinois
March 8, 2006